Exhibit 99.3

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF AIROBOTICS

You should read the following discussion and analysis in conjunction with the audited financial statements and the notes of Airobotics for the years ended December 31, 2021 and 2020 and the unaudited financial statements and notes of Airobotics for the six months ended June 30, 2022 and June 30, 2021 included elsewhere in the prospectus. All dollars are reported in thousands except per share amounts.

Overview

Airobotics is an Israeli manufacturer and operator of Unmanned Aircraft and Aerial Date Platforms. Airobotics is a pioneer in developing the Optimus System, an advanced, autonomous unmanned aircraft system (UAS) focused on high-value applications in industrial, homeland security, and smart city services markets. The Optimus System is an industrial grade drone-in-a-box (“DIB”) platform consisting of the Optimus Drone and the Optimus Airbase. The Optimus Airbase offers the market’s most comprehensive set of functionalities, including robotic battery swapping and robotic payload swapping. As a result, the system is able to provide near-continuous flight time and multi-option imaging capabilities, feature sets desired by certain markets such as security and public safety. The system also includes the Insightful Data Platform, a powerful automated data distribution and processing software. The Optimus System offers customers an enterprise level automated data capture and analysis solution, including real time video, and can operate 24/7 without human intervention.

The Optimus System is a robust and mature platform deployed and operated in some of the world’s most complex environments. Airobotics has an active customer pipeline in the United States, Israel, Singapore, and the UAE, as well as the potential to expand into additional international markets. Airobotics is in its final stages to receive a Type Certificate by the FAA for its Optimus UAS. As part of this process, the FAA has published the safety criteria for the Optimus System which will allow Airobotics to certify its highly automated drone system, automating all phases of flight including swapping batteries and payloads and eventually permitting operation over cities and other populated areas. Airobotics expects to have one of the first DIB system to receive such certification from the FAA.

Results of Operations

Six Months Ended June 30, 2022 Compared to Six Months Ended June 30, 2022

(U.S. dollars in thousands)

	Six Months Ended June 30
	2022	2021	Increase (Decrease)
Revenues	$544	$1,646	$(1,102)
Cost of sales	1,299	2,225	(926)
Research and development expenses	2,103	4,255	(2,152)
Administrative and general expenses	1,646	2,787	(1,141)
Selling and marketing expenses	1,104	799	305
Other expenses (income), net	287	(880)	1,167
Operating loss	5,895	7,540	(1,645)
Financing expenses	330	1,141	(811)
Financing income	90	14	76
Loss for period	6,135	8,667	(2,532)

Revenues

Airobotics revenues were $544 thousand for the six months ended June 30, 2022 compared to $1,646 thousand for the six months ended June 30, 2021. The decrease in revenues was primarily due to a decrease in revenues in connection with the completion of a project in Singapore in the amount of $1,346 thousand in connection with this project in the corresponding period last year. The decrease was offset by an increase in revenues in Israel and the United Arab Emirates in a total amount of $244 thousand.

Cost of Sales

Airobotics cost of sales were $1,299 thousand for the six months ended June 30, 2022 compared to $2,225 thousand for the six months ended June 30, 2021. The decrease in cost of sales was primarily due to a decrease in share-based payment expenses in the amount of $767 thousand compared to the corresponding period last year.

Research and Development Expenses

Airobotics research and development expenses were $2,103 thousand for the six months ended June 30, 2022 compared to $4,255 thousand for the six months ended June 30, 2021. The decrease in research and development expenses was primarily due to a decrease in salary expenses in the amount of $1,114 thousand and a decrease in share-based payment expenses in the amount of $903 thousand compared to the corresponding period last year.

Administrative and General Expenses

Airobotics administrative and general expenses were $1,646 thousand for the six months ended June 30, 2022 compared to $2,787 thousand for the six months ended June 30, 2021. The decrease in administrative and general expenses was primarily due to a decrease in share-based payment expenses in the amount of $963 thousand compared to the corresponding period last year.

Selling and Marketing Expenses

Airobotics selling and marketing expenses were $1,104 thousand for the six months ended June 30, 2022 compared to $799 thousand for the six months ended June 30, 2021. The increase in selling and marketing expenses was primarily due to an increase in share-based payment expenses in the amount of $338 thousand compared to the corresponding period last year.

Other Expenses (Income), Net

Airobotics other expenses, net were $287 thousand for the six months ended June 30, 2022, compared to other income, net of $880 thousand for the six months ended June 30, 2021. The primary variation in other expenses (income), net was due to the loss from the decrease in value of fixed assets in the amount of $302 thousand compared to income in the corresponding period last year in the amount of $407 thousand and $466 thousand from the sale of fixed assets and from the exercise of a capital fund, respectively. For a description of the exercise of a capital fund see Note 4 of the Airobotics unaudited financial statements for the six months ended June 30, 2022 and 2021 included elsewhere in this report.

Financing Expenses

Airobotics financing expenses were $330 thousand for the six months ended June 30, 2022 compared to $1,141 thousand for the six months ended June 30, 2021. The decrease in financing expenses was primarily due to a decrease in financing expenses for the conversion loan in the amount of $835 thousand compared to the corresponding period last year. For a description of the conversion loan see Note 13 of the Airobotics audited financial statements for the year ended December 31, 2021 and December 31, 2020 included elsewhere in this report.

Financing Income

Airobotics financing income was $90 thousand for the six months ended June 30, 2022 compared to $14 thousand for the six months ended June 30, 2021. The increase in financing income was primarily due to an increase in income from exchange rate differences compared to the corresponding period last year.

Net Loss

As a result of the net effects of the foregoing, loss for the period for the six months ended June 30, 2022 was $6,135 thousand compared to $8,667 thousand for the six months ended June 30, 2021.

Year Ended December 31, 2021 Compared to Year Ended December 31, 2020

(U.S. dollars in thousands)

	Year Ended December 31
	2021	2020	Increase (Decrease)
Revenues	3,287	1,609	$1,678
Cost of sales	3,661	3,477	184
Research and development expenses	7,702	6,387	1,315
Administrative and general expenses	6,033	2,671	3,362
Selling and marketing expenses	3,219	847	2,372
Other expenses (income), net	146	(81)	227
Operating loss	17,474	11,692	5,782
Financing expenses	1,383	2,693	(1,310)
Financing income	88	77	11
Loss for period	18,769	14,308	4,461

Revenues

Airobotics revenues were $3,287 thousand for the year ended December 31, 2021 compared to $1,609 thousand for the year ended December 31, 2020. The increase in revenues was primarily in connection with projects in Singapore. Projects in Singapore represented $2,841 thousand for the year ended December 31, 2021 compared to $1,259 thousand for the year ended December 31, 2020.

Cost of Sales

Airobotics cost of sales were $3,661 thousand for the year ended December 31, 2021 compared to $3,477 thousand for the year ended December 31, 2020. Following the streamlining process Airobotics went through, reducing the manpower and the outsourcing and travel expenses, despite the increase in sales of approximately 104%, the cost of sales increased by only 5%.

Research and Development Expenses

Airobotics research and development expenses were $7,702 thousand for the year ended December 31, 2021 compared to $6,387 thousand for the year ended December 31, 2020. The increase in research and development expenses was primarily due to an increase in share-based payment expenses in the amount of $1,518 thousand compared to the corresponding period last year, offset by a decrease in offsite contracting and travel in the amount of $589 thousand compared to the corresponding period last year.

Administrative and General Expenses

Airobotics administrative and general expenses were $6,033 thousand for the year ended December 31, 2021 compared to $2,671 thousand for the year ended December 31, 2020. The increase in administrative and general expenses was primarily due to an increase in share-based payment expenses in the amount of $2,623 thousand compared to the corresponding period last year, and $486 thousand of the costs associated with the Airobotics’ initial public offering completed in September 2021 classified to administrative and general expense. For a description of the Airobotics initial public offering costs see Note 12 of the Airobotics audited financial statements for the year ended December 31, 2021 and December 31, 2020 included elsewhere in this report.

Selling and Marketing Expenses

Airobotics selling and marketing expenses were $3,219 thousand for the year ended December 31, 2021 compared to $847 thousand for the year ended December 31, 2020. The increase in selling and marketing expenses was primarily due to an increase in share-based payment expenses in the amount of $1,758 thousand, salary expenses in the amount of $311 thousand, and advertising and marketing expenses of $290 thousand compared to the corresponding period last year.

Other Expenses (Income), Net

Airobotics other expenses, net were $146 thousand for the year ended December 31, 2021 compared to other income, net of $81 thousand for the year ended December 31, 2020. The primary variance in other expenses (income), net was due to impairment losses from the cancellation of balances in the amount of $955 thousand, offset by the income of $343 thousand from capital gain and $466 thousand from the gain on realization of translation differences, foreign operations. For a description of the impairment losses from the cancellation of balances see Note 9 of the Airobotics audited financial statements for the year ended December 31, 2021 and December 31, 2020 included elsewhere in this report.

Financing Expenses

Airobotics financing expenses were $1,383 thousand for the year ended December 31, 2021 compared to $2,693 thousand for the year ended December 31, 2020. The decrease in financing expenses was primarily due to a decrease in financing expenses for the conversion loan in the amount of $1,242 thousand. For a description of the conversion loan see Note 13 of the Airobotics audited financial statements for the year ended December 31, 2021 and December 31, 2020 included elsewhere in this report.

Financing Income

For the year ended December 31, 2021 compared to the year ended December 31, 2020 there were no significant changes in financing income.

Net Loss

As a result of the net effects of the foregoing, loss for the year ended December 31, 2021 was $18,769 thousand compared to $14,308 thousand for the year ended December 31, 2020.

Liquidity and Capital Resources

Airobotics has incurred significant losses and has financed its activities mainly through capital investments, convertible loans from shareholders, loans from banking institutions and grants from the Israel Innovation Authority (the “IIA”). Airobotics’ operations depend on its ability to raise funding from various sources, including raising additional capital and debt to improve its financial position. As of June 30, 2022 and December 31, 2021, Airobotics had cash and cash equivalents of $2,489 thousand and $6,686 thousand, respectively. Also, as of June 30, 2022 and December 31, 2021, Airobotics had a working capital of $1,899 thousand and $6,310 thousand, respectively.

Also, on September 20, 2022, Ondas and Airobotics entered into a Credit and Guaranty Agreement pursuant to which Ondas has agreed to make a revolving loan available to Airobotics, commencing from October 3, 2022, in a principal amount of up to $1,500 thousand (the “Bridge Loan”). Amounts borrowed may be prepaid without penalty and reborrowed. The loan will accrue interest at a rate of 6% per annum and matures on the earlier to occur of February 1, 2023 and the termination of the Merger Agreement as a result of a breach or violation thereof by Airobotics. The Bridge Loan is secured by substantially all of the assets of Airobotics pursuant to a Pledge and Security Agreement between Ondas and Airobotics. In addition, Airobotics Inc., a subsidiary of Airobotics, has guaranteed its obligations under the Bridge Loan.

Cash Flows from Operating Activities

Net cash used for operating activity was $4,535 thousand for the six months ended June 30, 2022 compared to $4,673 thousand for the six months ended June 30, 2021. There were no significant changes in net cash used for operating activity for the six months ended June 30, 2022 compared to the six months ended June 30, 2021.

Net cash used for operating activities was $9,443 thousand for the year ended December 31, 2021 compared to $8,822 thousand for the year ended December 31, 2020. The increase in net cash used for operating activities for the year ended 2021 compared to the year ended December 31, 2020 was primarily due to the increase in salary expenses.

Cash Flows Provided by Investing Activities

Net cash used in investing activities was $234 thousand for the six months ended June 30, 2022 compared to net cash provided by investment activities of $636 thousand for the six months ended June 30, 2021. The increase in net cash used in investing activities for the six months ended June 30, 2022 compared to the six months ended June 30, 2021 was primarily due to the sale of property and equipment of Airobotics’ systems for a government entity in the United Arab Emirates in the amount of $983 thousand in the six months ended June 30, 2021.

Net cash provided by investing activities was $461 thousand for the year ended December 31, 2021 compared to net cash used in investing activities of $967 thousand for the year ended December 31, 2020. The increase in net cash from investing activities in 2021 compared to 2020 was primarily due to a decrease in the purchase of property and equipment from $518 thousand for the year ended December 31, 2021 compared to $1,063 thousand for the year ended December 31, 2020.

Cash Flows Provided by Financing Activities

Net cash provided by financing activities was $933 thousand for the six months ended June 30, 2022 compared to $7,818 thousand for the six months ended June 30, 2021. The decrease in cash flows provided by financing activities was primarily due to entering into agreements for the future allocation of Airobotics’ ordinary shares (the “SAFE Agreements”), and receiving a convertible loan in the total amount of $8,518 thousand during the six months ended June 30, 2021, offset by the receipt of a loan from a related party in the amount of $1,100 thousand during the six months ended June 30, 2022, see Note 5 of the Airobotics unaudited financial statements for the six months ended June 30, 2022 and June 30, 2021 included elsewhere in this report.

Net cash provided by financing activities was $14,890 thousand for the year ended December 31, 2021 compared to $7,146 thousand for the year ended December 31, 2020. The increase in cash flows from financing activities for the year ended December 31, 2021 compared to the year ended December 31, 2020 was primarily due to proceeds of $5,856 thousand from an issuance of share capital, net and from receiving a convertible loan in the amount of $5,446 thousand and raising capital according to the SAFE Agreements in the amount of $4,455 thousand.

Additional Financing Arrangements

On May 19, 2022, Airobotics entered into a loan agreement (the “Agreement”) with the OurCrowd Group, a significant stockholder of Airobotics (the “Lender”), pursuant to which the Lender provided Airobotics, upon signing of the Agreement, with a loan of $1,100 thousand (the “Principal”), at an annual interest of 6% (the “Interest”). The Principal will be repaid in one lump sum on May 19, 2027 or within 30 business days from the date on which Airobotics will raise capital, either in one round or in several rounds, totaling together $2,000 thousand or more (“Round”), whichever comes first (“Maturity Date”). The interest will be paid annually on December 31 of each calendar year for the past year or partially, as the case may be, or on the Maturity Date, or on an early maturity date, as stated below. Any other loan taken by Airobotics will not count for the purpose of calculating the cumulative total capital raised.

Airobotics may repay the loan early, in whole or in part, at any time and for any reason, with advance notice in writing to the Lender seven days prior to the early repayment, at its sole discretion, and without an early repayment fee. As of June 30, 2022, the Principal and Interest outstanding was $1,100 thousand and $7 thousand, respectively. In connection with Ondas’ acquisition of Airobotics, the loan will be repaid in full.

See Note 4 of Airobotics’ unaudited financial statements for the six months ended June 30, 2022 and June 30, 2021 for additional information regarding the loan.

Critical Accounting Policies and Estimates

The discussion and analysis of Airobotics’ financial conditions and results of operations are based upon Airobotics’ financial statements included elsewhere in this report. The preparation of these financial statements requires Airobotics’ management to make estimates and judgments that affect the reported amounts of assets and liabilities, sales and expenses and related disclosures of contingent assets and liabilities at the date of Airobotics’ financial statements. Actual results may differ from these estimates under different assumptions or conditions, impacting Airobotics’ reported results of operations and financial condition.

Certain accounting policies involve significant judgments and assumptions by Airobotics’ management, which have a material impact on the carrying value of assets and liabilities and the recognition of income and expenses. Airobotics’ management considers these accounting policies to be critical accounting policies. The estimates and assumptions used by Airobotics’ management are based on historical experience and other factors, which are believed to be reasonable under the circumstances. The significant accounting policies and estimates which Airobotics believes are the most critical to aid in fully understanding and evaluating Airobotics’ reported financial results are described below. See Note 2 — Significant Accounting Policies of Airobotics’ audited financial statements for the years ended December 31, 2021 and December 31, 2020 and Note 2 — Summary of Significant Accounting Policies of Airobotics’ unaudited financial statements for the six months ended June 30, 2022 and June 30, 2021 included elsewhere in this report for more detailed information regarding Airobotics’ critical accounting policies.

Revenue Recognition

Revenue from contracts with customers is recognized when the control over the goods or services is transferred to the customer. The transaction price is the amount of the consideration that is expected to be received based on the contract terms, excluding amounts collected on behalf of third parties (such as taxes).

Revenue from the sale of goods:

Revenue from sale of goods is recognized in profit or loss at the point in time when the control of the goods is transferred to the customer, generally upon delivery of the goods to the customer.

Revenue from rendering of services:

Revenue from rendering of services is recognized over time, during the period the customer simultaneously receives and consumes the benefits provided by Airobotics’ performance. Airobotics charges its customers based on payment terms agreed upon in specific agreements.

Property and Equipment

Property and equipment are measured at cost, including directly attributable costs, less accumulated depreciation, accumulated impairment losses and any related investment grants and excluding day-to-day servicing expenses. Cost includes spare parts and auxiliary equipment that are used in connection with equipment.

Depreciation is calculated on a straight-line basis over the useful life of the assets at annual rates, as follows:

%
Docking stations and drones	20 – 33
Computers and peripheral equipment	33
Office Furniture and equipment	6 – 33
Motor Vehicles	20
Leasehold improvements	(*)

____________

(*)      Leasehold improvements are depreciated on a straight-line basis over the shorter of the lease term (including the extension option held by the Group and intended to be exercised) and the useful life of the improvement.

The useful life, depreciation method and residual value of an asset are reviewed at least each year-end and any changes are accounted for prospectively as a change in accounting estimate. Depreciation of an asset ceases at the earlier of the date that the asset is classified as held for sale and the date that the asset is derecognized.

Intangible Assets

Separately acquired intangible assets are measured on initial recognition at cost including directly attributable costs. Intangible assets acquired in a business combination are measured at fair value at the acquisition date. Expenditures relating to internally generated intangible assets, excluding capitalized development costs, are recognized in profit or loss when incurred.

Intangible assets with a finite useful life are amortized on a straight-line basis over their useful life and reviewed for impairment whenever there is an indication that the asset may be impaired. The amortization period and the amortization method for an intangible asset are reviewed at least at each year end.

The intangible assets of Airobotics consist of software.

Depreciation is calculated on a straight-line basis over the useful life of the assets at annual rates as follows:

%
Software	33

a.      Research and Development Expenditures

Research expenditures are recognized in profit or loss when incurred.

Costs incurred in an internal development project are recognized as an intangible asset when the following conditions are met:

•        Airobotics can demonstrate the technical feasibility of completing the intangible asset so that it will be available for use or sale;

•        Airobotics’ intention to complete the intangible asset and use or sell it

•        The ability to use or sell the intangible asset;

•        How the intangible asset will generate future economic benefits;

•        The availability of adequate technical, financial and other resources to complete the intangible asset; and-

•        The ability to measure reliably the expenditures attributable to the intangible asset during its development.

When an internally developed intangible asset cannot be recognized, the development costs are recognized as an expense in profit or loss as incurred. Development costs previously recognized as an expense are not recognized as an asset in a subsequent period.

Airobotics focuses on improving existing technology and related software, and is in various stages of project examination and development. As of reporting date, there is no certainty as to the existence of technical, financial and other resources to complete these processes, and accordingly, Airobotics did not recognize the asset in its financial statements. In light of the above, development expenses up to reporting date did not meet such conditions, and were therefore charged to the statement of comprehensive income when incurred.

Impairment of Non-Financial Assets

Airobotics evaluates the need to record an impairment of non-financial assets whenever events or changes in circumstances indicate that the carrying amount is not recoverable. If the carrying amount of non-financial assets exceeds their recoverable amount, the assets are reduced to their recoverable amount. The recoverable amount is the higher of fair value less costs of sale and value in use. In measuring value in use, the expected future cash flows are discounted using a pre-tax discount rate that reflects the risks specific to the asset. The recoverable amount of an asset that does not generate independent cash flows is determined for the cash-generating unit to which the asset belongs. Impairment losses are recognized in profit or loss.

An impairment loss of an asset, other than goodwill, is reversed only if there have been changes in the estimates used to determine the asset’s recoverable amount since the last impairment loss was recognized. Reversal of an impairment loss, as above, shall not be increased above the lower of the carrying amount that would have been determined (net of depreciation or amortization) had no impairment loss been recognized for the asset in prior years and its recoverable amount. The reversal of impairment loss of an asset presented at cost is recognized in profit or loss.

Inventory

Inventories are measured at the lower of cost and net realizable value. The cost of inventories comprises costs of purchase and costs incurred in bringing the inventories to their present location and condition. Net realizable value is the estimated selling price in the ordinary course of business less estimated costs of completion and estimated costs necessary to make the sale. Airobotics periodically evaluates the condition and age of inventories and makes provisions for slow moving inventories accordingly.

Cost of inventories is determined as follows:

•        Raw materials — at cost of purchase using the “first-in, first-out” method.

•        Work in progress and finished goods — on the basis of average costs including materials, labor and other direct and indirect manufacturing costs based on normal capacity.

Change of Use-From Property and Equipment to Inventory:

Considering the expansion of Airobotics’ operations in the United Arab Emirates, Airobotics intends to sell some of the UAV equipment to customers as part of its business model (a system that includes the docking station, 2 Drones and Mast), in addition to its service package. Therefore, as of December 31, 2021, Airobotics has decided to transfer the UAV equipment, that were classified as property, plant, and equipment, to Inventory.